UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2008

ADEPT TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	0-27122 (Commission file number)	94-2900635 (I.R.S. Employer Identification Number)

3011 Triad Drive Livermore, CA (Address of principal executive offices)	94551 (Zip Code)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (925) 245-3400

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
 [   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 [   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 [   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 [   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Separation Agreement with Robert H. Bucher

On December 15, 2008, Adept Technology, Inc. (“Adept”) entered into a Separation Agreement and Release of All Claims with Robert H. Bucher regarding the terms of the previously disclosed separation of employment of Mr. Bucher from Adept on November 7, 2008.

The agreement supersedes and replaces the prior letter agreement dated September 2, 2008 between Adept and Mr. Bucher, and provides for payment of accrued salary and vacation time through Mr. Bucher’s separation date, as well as severance payments of cash and the amendment of certain terms applicable to his restricted stock and options.  The agreement contemplates cash payments totaling approximately $85,000 to be paid in bi-weekly increments net of withholdings through June 30, 2009, and the continued medical coverage through June 20, 2009 paid by Adept unless Mr. Bucher otherwise is employed or is a paid consultant by another party.  In addition, the unvested portion of the 45,714 common shares granted to Mr. Bucher in September 2009 will be accelerated on January 1, 2009 and no longer subject to forfeiture and the options held by Mr. Bucher will continue to remain outstanding without forfeiture, vesting as if Mr. Bucher had remained employed with Adept through June 30, 2009, with such vested options to be exercisable by Mr. Bucher through June 30, 2010, subject to the terms of the separation agreement.  The cash severance payments and vesting and exercise periods for Mr. Bucher’s options would cease in the event of Mr. Bucher’s material breach of the separation agreement, including a violation of Adept’s Code of Business Conduct during his service as a director of the company, or his engagement in an activity competitive with Adept.

The agreement also includes customary provisions regarding confidentiality and trade secrets of Adept, and a release of claims against Adept by Mr. Bucher.

Although no longer an employee of Adept, Mr. Bucher continues to serve as a member of Adept’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADEPT TECHNOLOGY, INC.

Date:  December 19, 2008                                                      By: /s/ Lisa M. Cummins
Lisa M. Cummins
Vice President of Finance and Chief FinancialOfficer